October 29, 2008

Steiner Leisure Limited Announces Resignation of Director

NASSAU, The Bahamas--Steiner Leisure Limited (NASDAQ:STNR) today announced the resignation, on October 28, 2008, of Charles D. Finkelstein from its board of directors.

Leonard Fluxman, President and Chief Executive Officer of Steiner Leisure Limited, said, "the Company thanks Mr. Finkelstein for his years of service and contributions and wishes him the very best in all his present and future endeavors."

Steiner Leisure Limited is a worldwide provider of spa services. The Company's operations include spas and salons on 133 cruise ships, and in 48 resort spas and two luxury day spas. Our cruise line and land-based resort customers include Carnival Cruise Lines, Caesars Entertainment, Celebrity Cruises, Crystal Cruises, Cunard/Seabourn Cruise Lines, Hilton Hotels, Holland America Line, Kerzner International, Marriott Hotels, Norwegian Cruise Lines, Princess Cruises and Royal Caribbean Cruises. Our Elemis Limited subsidiary manufactures its Elemis® brand products for use in our cruise ship and land-based spas. This top quality European line of beauty products is also distributed worldwide to exclusive hotels, salons, health clubs, department stores and destination spas. Elemis, as well as other Steiner products, including La Therapie®, Ionithermie, and Steiner Hair Care, are available at www.timetospa.com

Steiner Leisure owns and operates five post secondary schools (comprised of a total of 17 campuses) located in Miami, Orlando, Pompano Beach and Sarasota, Florida; Baltimore, Maryland; Charlottesville, Virginia; York, Pennsylvania; Salt Lake City and Lindon, Utah; Las Vegas, Nevada; Tempe and Phoenix, Arizona; Westminster and Aurora, Colorado; and Groton, Newington and Westport, Connecticut. Offering degree and non-degree programs in massage therapy and, in some cases, skin care, these schools train and qualify spa professionals for health and beauty positions within the Steiner family of companies or other industry entities.